Media Contact:	Investor Contact:
Tori Hall	Bob Yedid
LipoScience, Inc.	ICR, Inc.
(919) 256-1046	(646) 277-1250
tori.hall@liposcience.com	bob.yedid@icrinc.com

LIPOSCIENCE REPORTS THIRD QUARTER 2013 FINANCIAL RESULTS

Third Quarter 2013 NMR LipoProfile® Test Volumes Up 3.8% from 2012 Period

Third Quarter 2013 Revenue at $12.7 Million Down 6.1% from 2012 Period

Company Narrows Revenue Guidance for Calendar Year 2013 to Between $52 and $53 Million

Announces Vantera® Clinical Analyzer Placement Agreement with Scripps Health

RALEIGH, N.C., November 5, 2013-LipoScience, Inc. (NASDAQ: LPDX), a diagnostic company pioneering a new field of personalized nuclear magnetic resonance (NMR) diagnostics to advance the quality of patient care in cardiovascular, metabolic and other diseases, today announced its financial results for the third quarter ended September 30, 2013.

Third Quarter Results
During the third quarter of 2013, clinicians ordered approximately 509,000 NMR LipoProfile® tests, representing an increase of 3.8% over the third quarter of 2012. Total revenue was $12.7 million for the third quarter of 2013, a decrease of 6.1% compared to the third quarter of 2012.

While we increased the number of NMR LipoProfile tests ordered by clinicians in the third quarter, we are experiencing ongoing pressure and scrutiny on test utilization, pricing headwinds and a greater emphasis on reducing the use of out-of-network laboratory services. We are taking proactive steps to address these issues. A critical priority is to expand the payor coverage for the NMR LipoProfile test. Broader coverage would allow our sales force to spend more time educating new physician accounts about the clinical value proposition of LDL-P. It would also enable physicians to order the NMR LipoProfile test for managing appropriate patients with fewer concerns regarding reimbursement. This should in turn improve sales force productivity.

In order to achieve greater managed care acceptance of our test, we are now taking a different, more customer-focused approach in working with health plans. To date, early feedback on our new approach is positive, though plan decisions will still take some time.

LipoScience, Inc • 2500 Sumner Blvd, Raleigh, NC 27616 • (919) 212-1999 • liposcience.com

We are pleased to announce our recently executed agreement with Scripps Health, a prominent integrated health system in southern California, which will be offering our NMR LipoProfile test and bringing the Vantera® clinical analyzer into its laboratory facility. This is an important element of our California strategy.

Additional Third Quarter Operating Results
For the third quarter ended September 30, 2013, gross profit was $10.1 million compared to $10.9 million in the third quarter of the prior year, a decrease of 7.4%. Gross margin for the third quarter of 2013 was 79.5%, compared to 80.6% for the third quarter of 2012.

The overall average selling price of NMR LipoProfile tests decreased 8.8% to $24.05 for the third quarter of 2013, compared to $26.37 for the prior year quarter. The decrease was primarily the result of reductions in price for some clinical laboratory customers based on their achievement of higher test volumes consistent with our contractual agreements, reductions in Medicare reimbursement rates, and the continuing shift in channel mix toward high-volume clinical laboratory customers who pay a lower price per test. The percentage of total NMR LipoProfile tests sold through the Company’s direct distribution channel, through which clinicians ordered the test directly from LipoScience, decreased to 2.7% in the third quarter of 2013 compared to 4.4% for the third quarter of 2012. This continued shift reflects the Company’s strategy of accelerating the adoption of the NMR LipoProfile test through clinical diagnostic laboratories, which is expected to result in fewer tests ordered through direct channels and an overall decrease in average selling price.

During the third quarter of 2013, sales and marketing expenses of $7.6 million were up 28.9% compared to $5.9 million in the prior year quarter. The increase was primarily driven by an increase of $1.6 million in compensation and benefit costs, training and other related expenses as a result of the expansion of the Company’s sales organization. Sales and marketing expenses represented 59.8% of total revenues for the third quarter of 2013 compared to 43.6% in the third quarter of 2012.

For the third quarter of 2013, research and development expenses of $3.4 million increased by 33.8% compared to $2.5 million during the prior year quarter primarily due to higher salaries and benefits due to increased headcount within the Company’s research and development function and associated operational and allocated costs. We also incurred a $0.4 million nonrecurring loss on sale of equipment to a medical research center for research and development purposes. As a percentage of total revenues, research and development expenses increased to 26.6% for the third quarter of 2013, compared to 18.7% for the third quarter of 2012.

General and administrative expenses in the third quarter of 2013 were $3.3 million compared to $2.7 million in the third quarter of 2012. General and administrative expenses represented 25.9% of total revenues for the third quarter of 2013 compared to 20.0% in the third quarter of 2012.

Net loss for the third quarter of 2013 was $4.6 million compared to net loss of $0.5 million in the prior year quarter.

As of September 30, 2013, LipoScience had approximately $51.6 million of cash and cash equivalents and $15.8 million of long-term debt.

LipoScience, Inc • 2500 Sumner Blvd, Raleigh, NC 27616 • (919) 212-1999 • liposcience.com

Full Year 2013 Revenue Outlook
Based on information available as of November 5, 2013, the Company is narrowing its revenue guidance for the full year 2013 to between $52 million and $53 million

Conference Call Information
LipoScience management will host a conference call today at 5:00 p.m. ET to discuss the third quarter 2013 financial results. To participate in the call, please dial (877) 303-2523 (U.S. and Canada) or (253) 237-1755 (international). A live webcast will be available on the Investor Relations section of the corporate website at http://investor.liposcience.com.

A replay of the conference call will be available beginning November 5, 2013 at 8:00 p.m. ET and ending on November 17, 2013 by dialing (855) 859-2056 (U.S. and Canada) or (404) 537-3406 (international), Conference ID Number: 88791580. A replay of the webcast will be available on the corporate website for two weeks, through November 19, 2013.

LipoScience, Inc • 2500 Sumner Blvd, Raleigh, NC 27616 • (919) 212-1999 • liposcience.com

About LipoScience
LipoScience, Inc. is pioneering a new field of personalized diagnostics based on nuclear magnetic resonance (NMR) technology. The company’s first proprietary diagnostic test, the NMR LipoProfile® test, measures the number of low-density lipoprotein particles (LDL-P) in a blood sample and provides physicians and their patients with actionable information to personalize management of risk for heart disease. To date, over 10 million NMR LipoProfile tests have been ordered. LipoScience’s automated clinical analyzer, Vantera®, has been cleared by the U.S. Food and Drug Administration (FDA). It requires no previous knowledge of NMR technology to operate and has been designed to dramatically simplify complex technology through ease of use and walk-away automation. The Vantera Clinical
Analyzer will be placed with national and regional clinical laboratories.

LipoScience is striving toward the NMR LipoProfile® test becoming the preferred choice by physicians for the management of cardiovascular disease. For further information on LipoScience, please visit www.liposcience.com and www.theparticletest.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements related to the Company's plans, objectives, expectations (financial and otherwise) or intentions. These forward-looking statements include statements about the Company’s expectations regarding financial results for the full year of 2013, the expansion of the Company’s sales force and commercial organization, the Company’s plans for the Vantera system and its expectations about deploying it on-site in third-party clinical diagnostic laboratories and research institutions, the receptivity of third parties to use the NMR LipoProfile test based on the endorsement or validation of the NMR LipoProfile test or the Vantera system by other institutions, the size of the market for the Company’s NMR LipoProfile test and its ability to increase and sustain demand for the NMR LipoProfile test, as well as the Company’s plans for future diagnostic tests. Actual results may differ significantly from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements include, but are not limited to:

•	The Company’s ability to achieve greater market acceptance of its NMR LipoProfile test and any future tests that it may develop;

•	The Company’s reliance on a relatively small number of clinical diagnostic laboratories for a significant percentage of its NMR LipoProfile test sales;

•	The receptiveness of third-party laboratories with respect to the placement of Vantera systems at their facilities;

•	The Company’s ability to expand its sales and marketing capabilities in order to increase demand for the NMR LipoProfile test;

•	The Company’s ability to compete with other diagnostic testing methods that may be more widely accepted;

•	The Company’s ability to secure regulatory clearance by the FDA of its HDL-P test and other non-cleared portions of the NMR LipoProfile test;

•	The Company’s ability to develop new assays that leverage its NMR-based technology;

•	The Company’s ability to secure reimbursement for its proprietary tests from additional third-party payors;

LipoScience, Inc • 2500 Sumner Blvd, Raleigh, NC 27616 • (919) 212-1999 • liposcience.com

•	The Company’s ability to shift a greater proportion of its sales toward clinical laboratory customers to accelerate the adoption of the NMR LipoProfile test; and

•	The effect of economic or regulatory changes on the Company’s diagnostic test volumes and its business.

These forward-looking statements are based on information available to LipoScience, Inc. as of the date of this release and speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Additional risks, uncertainties, and other information that could affect the Company’s business and operating results are included in the Company's Annual Report on Form 10-K for the year ended December 31, 2012 and the other filings it makes with the SEC from time to time. Additional information will also set forth in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 to be filed with the Securities and Exchange Commission.

# # #

LipoScience, Inc • 2500 Sumner Blvd, Raleigh, NC 27616 • (919) 212-1999 • liposcience.com

LipoScience, Inc.
Balance Sheets
(in thousands, except share and per share data)

	September 30, 2013	December 31, 2012
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$51,574	$24,768
Accounts receivable, net	6,511	5,149
Inventories	212	125
Prepaid expenses and other	878	719
Total current assets	59,175	30,761
Property and equipment, net	12,580	11,493
Other noncurrent assets:
Restricted cash	502	1,505
Intangible assets, net of accumulated amortization of $144 and $147 at September 30, 2013 and December 31, 2012, respectively	764	637
Deferred financing costs	74	100
Deferred offering costs	—	3,151
Other assets	63	32
Total other noncurrent assets	1,403	5,425
Total assets	$73,158	$47,679
Liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$1,807	$1,003
Accrued expenses	3,820	5,349
Revolving line of credit	—	5,000
Current maturities of long-term debt	3,904	—
Total current liabilities	9,531	11,352
Long-term liabilities:
Long-term debt, less current maturities	11,884	15,708
Preferred stock warrant liability	—	412
Other long-term liabilities	2,636	2,462
Total liabilities	24,051	29,934
Redeemable Convertible Preferred Stock:
Series D, D-1, E and F Redeemable Convertible Preferred Stock, par value $.001; 15,216,336 shares designated and 11,205,672 issued and outstanding at December 31, 2012; aggregate liquidation preference of $51,695	—	57,301
Total Redeemable Convertible Preferred Stock	—	57,301
Stockholders’ equity (deficit):
Series A, A-1, B, B-1, C and C-1 Convertible Preferred Stock, par value $.001; 3,428,677 shares designated and 1,687,010 shares issued and outstanding at December 31, 2012; aggregate liquidation preference of $7,472	—	1
Common stock, $.001 par value; 75,000,000 and 90,000,000 shares authorized at September 30, 2013 and December 31, 2012, respectively; 14,900,262 and 1,894,277 shares issued and outstanding at September 30, 2013 and December 31, 2012, respectively	15	2
Additional paid-in capital	107,004	8,434
Accumulated deficit	(57,912)	(47,993)
Total stockholders’ equity (deficit)	49,107	(39,556)
Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$73,158	$47,679

LipoScience, Inc.
Statements of Comprehensive (Loss) Income
(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(unaudited)
Revenues	$12,738	$13,564	$39,665	$41,241
Cost of revenues	2,608	2,627	8,074	7,622
Gross profit	10,130	10,937	31,591	33,619
Operating expenses:
Research and development	3,389	2,533	9,639	7,448
Sales and marketing	7,616	5,908	21,077	16,746
General and administrative	3,304	2,710	9,381	7,764
Total operating expenses	14,309	11,151	40,097	31,958
(Loss) income from operations	(4,179)	(214)	(8,506)	1,661
Other expense:
Interest income	27	4	74	9
Interest expense	(473)	(141)	(1,471)	(370)
Other (expense) income	(2)	(130)	(16)	(243)
Total other expense	(448)	(267)	(1,413)	(604)
Net (loss) income	(4,627)	(481)	(9,919)	1,057
Undistributed earnings allocated to participating preferred stockholders	—	—	—	(850)
Net (loss) income attributable to common stockholders—basic	(4,627)	(481)	(9,919)	207
Undistributed earnings re-allocated to common stockholders	—	—	—	122
Net (loss) income attributable to common stockholders—diluted	$(4,627)	$(481)	$(9,919)	$329
Net (loss) income per share attributable to common stockholders—basic	$(0.31)	$(0.28)	$(0.67)	$0.12
Net (loss) income per share attributable to common stockholders—diluted	$(0.31)	$(0.28)	$(0.67)	$0.10
Weighted average shares used to compute basic net (loss) income per share attributable to common stockholders	14,727,286	1,704,689	14,727,286	1,704,689
Weighted average shares used to compute diluted net (loss) income per share attributable to common stockholders	14,727,286	1,704,689	14,727,286	3,151,102
Comprehensive (loss) income	$(4,627)	$(481)	$(9,919)	$1,057

LipoScience, Inc.
Statements of Cash Flows
(in thousands)

	Nine Months Ended September 30,
	2013	2012
	(unaudited)
Operating activities
Net (loss) income	$(9,919)	$1,057
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	1,196	950
Amortization of deferred financing costs	27	—
Amortization of debt discount	80	—
Stock-based compensation expense	1,065	881
Fair value remeasurement of preferred stock warrant liability	(2)	233
Loss on sale or disposal of equipment	401	30
Changes in operating assets and liabilities:
Accounts receivable, net	(1,362)	(2,431)
Inventories	(87)	—
Prepaid expenses and other	(59)	(126)
Accounts payable, accrued expenses and other current liabilities	(462)	229
Other non-current assets	(31)	—
Other long-term liabilities	146	1,585
Net cash (used in) provided by operating activities	(9,007)	2,408
Investing activities
Purchases of property and equipment	(2,939)	(5,727)
Capitalized patent and trademark costs	(154)	(74)
Proceeds from sale of equipment	150	—
Net cash used in investing activities	(2,943)	(5,801)
Financing activities
Payments on revolving line of credit	(5,000)	—
Payments of Series F redeemable convertible preferred stock accrued dividends	(5,200)	—
Payments on long-term debt	—	(1,600)
Changes in restricted cash for operating lease	1,004	(1)
Changes in deferred financing costs	(6)	—
Deferred offering costs	—	(748)
Issuance cost of common stock	(4,443)	—
Proceeds from line of credit	—	3,500
Proceeds from issuance of common stock	51,750	—
Proceeds from exercise of stock options and warrants	651	38
Net cash provided by financing activities	38,756	1,189
Net increase (decrease) in cash and cash equivalents	26,806	(2,204)
Cash and cash equivalents at beginning of period	24,768	12,483
Cash and cash equivalents at end of period	$51,574	$10,279
Supplemental disclosure of cash flow information
Cash paid for interest	$1,092	$330
Supplemental disclosure of noncash investing activities
Fixed asset expenditures included in accounts payable and accrued expenses	$612	$411